Filed pursuant to Rule 424(b)(3)

Registration No. 333-294955

Jersey Central Power & Light Company

SUPPLEMENT NO. 1 TO

PROSPECTUS DATED

APRIL 30, 2026

THE DATE OF THIS SUPPLEMENT IS JUNE 3, 2026

On June 2, 2026, Jersey Central Power & Light Company filed the attached Current Report on Form 8-K with the Securities and Exchange Commission.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2026

Commission File Number	Registrant; State of Incorporation; Address; and Telephone Number	I.R.S. Employer Identification No.
1-3141	JERSEY CENTRAL POWER & LIGHT COMPANY	21-0485010

(A New Jersey Corporation)

300 Madison Avenue

Morristown NJ 07962

Telephone (800) 736-3402

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On June 2, 2026, Jersey Central Power & Light Company (the “Registrant" or “JCP&L”) issued a news release announcing that it is extending the expiration date for its offer to exchange up to (i) $350 million aggregate principal amount of its out standing 4.150% Senior Notes due 2029, (ii) $500 million aggregate principal amount of its out standing 4.400% Senior Notes due 2031 and (iii) $500 million aggregate principal amount of its out standing 5.150% Senior Notes due 2036 for a like principal amount of each of the Company’s (i) 4.150% Senior Notes due 2029, (ii) 4.400% Senior Notes due 2031 and (iii) 5.150% Senior Notes due 2036 registered under the Securities Act of 1933, as amended, from June 1, 2026 to June 15, 2026.

A copy of the news release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference herein.

Discussion of Forward-Looking Statements About JCP&L

Statements in this document and the attached news release regarding JCP&L that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Registrant’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, JCP&L undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see JCP&L’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Cautionary Note Regarding Forward-Looking Statements set forth in these filings and any updates to such risk factors and Cautionary Note Regarding Forward-Looking Statements contained in any subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Jersey Central Power & Light Company news release dated June 2, 2026
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

June 2, 2026

JERSEY CENTRAL POWER & LIGHT COMPANY
Registrant

By:	/s/ Teresa Reed
Teresa Reed
Vice President, State Finance and Regulatory

Exhibit 99.1

FirstEnergy Corp.	For Release: June 2, 2026
300 Madison Avenue
Morristown, NJ 07962
www.firstenergycorp.com

News Media Contact:	Investor Contact:
Jennifer Young	Karen Sagot
(330) 761-4362	(330) 761-4286

Jersey Central Power & Light Company Announces Extension of Exchange Oﬀer

for its 4.150% Senior Notes due 2029, 4.400% Senior Notes due 2031 and

5.150% Senior Notes due 2036

MORRISTOWN, N.J. — Jersey Central Power & Light Company (“JCP&L” or the “Company”) a subsidiary of FirstEnergy Corp., today announced that it had extended its offer (the exchange “offer”) to exchange up to (i) $350 million aggregate principal amount of its outstanding 4.150% Senior Notes due 2029, (ii) $500 million aggregate principal amount of its outstanding 4.400% Senior Notes due 2031 and (iii) $500 million aggregate principal amount of its outstanding 5.150% Senior Notes due 2036 (collectively, the “Outstanding Notes”) for a like principal amount of each of the Company’s (i) 4.150% Senior Notes due 2029, (ii) 4.400% Senior Notes due 2031 and (iii) 5.150% Senior Notes due 2036 (collectively, the “New Notes”) registered under the Securities Act of 1933, as amended.

The exchange offer, previously scheduled to expire at 5:00 p.m., New York City time, on June 1, 2026, will now expire at 5:00 p.m., New York City time, on June 15, 2026, unless further extended. An aggregate principal amount of $1,344,690.00, or 99.6067%, of the Outstanding Notes, was tendered in the exchange offer as of 5:00 p.m., New York City time, on June 1, 2026.

The terms of the exchange offer are set forth in a prospectus dated April 30, 2026. Copies of the prospectus and the other exchange offer documents may be obtained from the exchange agent:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N. A.

By Mail or in Person

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The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon

Corporate Trust Reorg Unit

500 Ross Street

Suite 625

Pittsburgh, PA, 15262

Attn: Susanne Michalik

For Email (for Eligible Institutions Only)

Email: ct_reorg_unit_inquiries@bnymellon.com

For Information and to Confirm by Telephone

412-236-4893

This news release is for informational purposes only and is neither an offer to buy or sell nor a solicitation of an offer to buy or sell any Outstanding Notes or New Notes. The exchange offer is being made only pursuant to the exchange offer prospectus, which is being distributed to holders of the Outstanding Notes and has been filed with the Securities and Exchange Commission as part of the Company’s Registration Statement on Form S-4 (File No. 333-294955), which was declared effective on April 23, 2026.

JCP&L serves 1.2 million customers in the counties of Burlington, Essex, Hunterdon, Mercer, Middlesex, Monmouth, Morris, Ocean, Passaic, Somerset, Sussex, Union and Warren. Follow JCP&L on X @JCP_L, on Facebook at facebook.com/JCPandL or online at jcp-l.com.

FirstEnergy Corp. (NYSE: FE) is dedicated to integrity, safety, reliability and operational excellence. Its electric distribution companies form one of the nation’s largest investor-owned electric systems, serving more than six million customers in Ohio, Pennsylvania, New Jersey, West Virginia, Maryland and New York. The company’s transmission subsidiaries operate approximately 24,000 miles of transmission lines that connect the Midwest and Mid-Atlantic regions. Follow FirstEnergy on X @FirstEnergyCorp or online at firstenergycorp.com.

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Discussion of Forward-Looking Statements About JCP&L: Statements in this document regarding JCP&L that are not historical facts are “forward-looking statements” that involve risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements. These include statements about the Company’s business, results, financial position, liquidity, and outlook, which may constitute forward-looking statements and are subject to the risk that the actual impact may differ, possibly materially, from what is currently expected. Except as required by law, JCP&L undertakes no obligation to update any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see JCP&L’s Securities and Exchange Commission filings, including, but not limited to, the risk factors and Cautionary Note Regarding Forward-Looking Statements set forth in these filings and any updates to such risk factors and Cautionary Note Regarding Forward-Looking Statements contained in any subsequent reports on Form 10-K, Form 10-Q or Form 8-K.

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